As filed with the Securities and Exchange Commission on November 17, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Rennova Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	68-0370244
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
400 South Australian Avenue, Suite 800	33401
West Palm Beach, Florida	(Zip Code)
(Address of Principal Executive Offices)

Medytox Solutions, Inc. 2013 Incentive Compensation Plan

(Full Title of the Plan)

Seamus Lagan
Chief Executive Officer and President
Rennova Health, Inc.
400 South Australian Avenue, Suite 800
West Palm Beach, Florida 33401
(Name and Address of Agent for Service)

(561) 855-1626
(Telephone number, including area code, of agent for service)

With a copy to:

J. Thomas Cookson
Akerman LLP
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]	Non-accelerated filer [_]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Registration Fee
be Registered	Registered	Share(1)	Price(1)	(1)
Common Stock, $0.01 par value(2)	983,130(3)	$2.33	$2,285,778	$231

(1)	Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices per share of the Registrant’s common stock reported on the Nasdaq Capital Market on November 13, 2015.
(2)	Represents shares issuable pursuant to outstanding options under the Medytox Solutions, Inc. 2013 Incentive Compensation Plan.
(3)	Pursuant to Rule 416 under the Securities Act, also registered hereby are such additional and indeterminate number of shares of common stock as may become issuable under the Medytox Solutions, Inc. 2013 Incentive Compensation Plan as a result of adjustments resulting from stock dividends, stock splits, recapitalizations, or similar changes.

The Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

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EXPLANATORY NOTE

This Registration Statement has been filed to register 983,130 shares of Rennova Health, Inc. (formerly known as CollabRx, Inc.) (the “Company” or “Rennova”) common stock, par value $0.01 per share (“Common Stock”), to be offered pursuant to the Medytox Solutions, Inc. 2013 Incentive Compensation Plan (the "Plan").

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated April 15, 2015, by and among the Company, CollabRx Merger Sub, Inc. ("Merger Sub"), a direct wholly owned subsidiary of the Company formed for the purpose of the merger, and Medytox Solutions, Inc. (“Medytox”), each outstanding option under the Plan issued by Medytox to purchase shares of Medytox common stock was converted into an option to purchase shares of the Company's Common Stock on the same terms and conditions as were applicable before the merger (including expiration date, vesting conditions, and exercise provisions, but taking into account any changes to such options under the terms of Medytox's plan or award document, including any acceleration of such options, by reason of the merger) except that each option will allow the holder thereof to purchase a number of shares of the Company's Common Stock equal to (1) the number of shares of Medytox's common stock subject to the Medytox option before the completion of the merger multiplied by (2) 0.4096377408003329 (the "Exchange Ratio"), rounded, if necessary, down to the nearest whole share of the Company's Common Stock. In addition, at the effective time of the merger, each Medytox option that was so converted into an option to purchase shares of the Company's Common Stock will have an exercise price per share equal to (1) the exercise price per share of Medytox's common stock purchasable pursuant to the Medytox option before the completion of the merger divided by (2) the Exchange Ratio, rounded, if necessary, up to the nearest whole cent. These Medytox stock options, as converted at the effective time into options to purchase shares of the Company's Common Stock (and referred to as converted Company stock options), continue to be subject to the terms of the Plan (which was assumed by the Company at the effective time of the merger).

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

1)	The Company’s Annual Report on Form 10-K for the year ended March 31, 2015, filed with the Commission on June 26, 2015;
2)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2015, filed with the Commission on August 14, 2015, and for the quarter ended September 30, 2015, filed with the Commission on October 27, 2015;
3)	The Company’s Current Reports on Form 8-K, filed with the Commission on April 7, 2015, April 17, 2015, July 29, 2015, October 22, 2015, October 28, 2015, November 4, 2015 and November 6, 2015; and
4)	The Company’s description of its common stock contained in the Company's Registration Statement on Form S-4 (File No. 333-205733) deemed effective by the Commission on September 22, 2015.

In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

The following is a summary of the statutes, certificate of incorporation, and bylaw provisions or other arrangements under which Rennova’s directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of Rennova are covered by insurance policies maintained and held in effect by Rennova against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

Rennova is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

A Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Certificate of Incorporation Provisions on Exculpation and Indemnification.

Rennova’s Certificate of Incorporation, as amended provides that the personal liability of the directors of Rennova is eliminated to the fullest extent permitted by paragraph (7) of Subsection 102 of the DGCL which provides that a director of Rennova shall not be personally liable to either Rennova for any of its stockholders for monetary damages for a breach of fiduciary duty except for: (i) breaches of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (iii) as required by Section 174 of the DGCL; or (iv) a transaction resulting in an improper personal benefit. In addition the corporation has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

Bylaws Provisions on Indemnification.

The Rennova bylaws generally provide that Rennova shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may thereafter be amended, certain covered persons who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Rennova or, while a director or officer of Rennova, is or was serving at the request of Rennova as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such covered person. The Rennova bylaws further specifies that the rights provided in the bylaws shall not be exclusive of any other rights that the covered person may have or thereafter acquire under any statute, provision of the Rennova charter, the Rennova bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

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Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
No.	Description
5.1	Opinion of Akerman LLP.

10.1	Medytox Solutions, Inc. 2013 Incentive Compensation Plan, filed as Exhibit 4.1 to Medytox's Registration Statement on Form S-8 filed with the SEC on December 23, 2013 and incorporated by reference herein.

23.1	Consent of Akerman LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm – Burr Pilger Mayer, Inc.

24.1	Power of Attorney (set forth on the signature pages to the Registration Statement).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that: paragraphs (1)i and (1)ii do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on November 17, 2015.

RENNOVA HEALTH, INC.
By:	/s/ Seamus Lagan
Name:	Seamus Lagan
Title:	Director, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Seamus Lagan and Jason P. Adams his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Thomas R. Mika	Chairman of the Board of Directors	November 17, 2015
Thomas R. Mika

/s/ Seamus Lagan	Director, Chief Executive Officer and President	November 17, 2015
Seamus Lagan	(Principal Executive Officer)

/s/ Jason P. Adams	Chief Financial Officer	November 17, 2015
Jason P. Adams	(Principal Financial Officer and Principal Accounting Officer)

/s/ Paul R. Billings MD, PhD	Director	November 17, 2015
Dr. Paul Billings

/s/ Christopher Diamantis	Director	November 17, 2015
Christopher Diamantis

/s/ Benjamin Frank	Director	November 17, 2015
Benjamin Frank

/s/ Michael L. Goldberg	Director	November 17, 2015
Michael L. Goldberg

/s/ Robert Lee	Director	November 17, 2015
Robert Lee

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EXHIBIT INDEX

Exhibit
No.	Description
5.1	Opinion of Akerman LLP.

23.1	Consent of Akerman LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm – Burr Pilger Mayer, Inc.

24.1	Power of Attorney (set forth on the signature pages to the Registration Statement).

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